                                                                    EXHIBIT 15.2

            LETTER REGARDING UNAUDITED INTERIM FINANCIAL INFORMATION



The Board of Directors and Shareholders
Marine Drilling Companies, Inc.


With respect to the registration statement on Form S-4, we acknowledge our awareness of the use of our report dated April 26, 2001 related to our review of the interim financial information for the three months ended March 31, 2001. Pursuant to Rule 436(c) under the Securities Act of 1933, such reports are not considered part of a registration statement prepared or certified by an accountant or reports prepared or certified by an accountant within the meanings of sections 7 and 11 of the Act.



                                                       KPMG LLP

Houston, Texas
August 2, 2001